UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 29, 2012

4Kids Entertainment, Inc.
(Exact name of registrant as specified in its charter)

New York	0-7843	13-2691380
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

53 West 23rd Street, New York, New York  10010
(Address of principal executive offices, including zip code)

(212) 758-7666

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 29, 2012, 4Kids Entertainment, Inc. (the “Company”), 4Kids Entertainment Licensing, Inc. (the “Employer”) and Samuel R. Newborn, a member of the Board of Directors, Executive Vice President and General Counsel of the Company, entered into a Settlement Agreement and General Release (the “Settlement Agreement”), pursuant to which Mr. Newborn’s employment with the Employer was terminated without cause by agreement of the parties effective as of October 31, 2012. The Settlement Agreement compromises all claims for severance and other benefits due Mr. Newborn under the terms of the Severance Agreement dated October 14, 2009 by and between the Company, Employer and Mr. Newborn, as amended. Mr. Newborn will also render certain post-termination services to the Company. The Settlement Agreement is subject to the approval of United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).

Under the terms of the Settlement Agreement, Mr. Newborn will receive an allowed unsecured claim in the sum of $925,000,  of  which (a) $600,000 will be payable on the effective date of the Company’s proposed plan of reorganization filed with the Bankruptcy Court on October 5, 2012 (the “Plan”) and (b) $325,000 will be payable upon the earlier of (x) Mr. Newborn’s completion of the work assignments specified in the Settlement Agreement and (y) March 1, 2013.  In addition, in exchange for the specified post-termination services to be rendered during the period from November 1, 2012 through February 28, 2013 (the “Post-Termination Services”), Mr. Newborn will be compensated at the rate of $25,000 per month. Thereafter, Mr. Newborn shall render such legal services as may be agreed from time to time by him and the Company.  Mr. Newborn will also continue to receive certain health benefits. Under the terms of the Settlement Agreement, Mr. Newborn will provide a release of certain claims and liabilities in favor of the Company and the Employer relating to his employment or the pending chapter 11 cases. Mr. Newborn will also continue to be bound by certain confidentiality obligations in favor of the Company and the Employer as provided in the Settlement Agreement.

This description of the Settlement Agreement is qualified in its entirety by reference to the Settlement Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

The Settlement Agreement described in Item 1.01 above, effective as of October 31, 2012 and subject to the approval of the Bankruptcy Court, will fully supersede the Severance Agreement, dated October 14, 2009, by and between the Company, Employer and Mr. Newborn, as amended (the “Severance Agreement”). Pursuant to the Severance Agreement, if Mr. Newborn’s employment is terminated without “cause” or if he resigns for “good reason” (each as defined in the Severance Agreement), Mr. Newborn will be entitled to receive a severance payment in an amount equal to $1,000,000 as well as medical benefits for a period of eighteen months following the termination, which payment should be made in a lump sum payment within ten days after the date that Mr. Newborn is terminated without cause or voluntarily terminates his employment for good reason, subject to section 409A of the Internal Revenue Code of 1986, as amended.

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Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 31, 2011, Samuel R. Newborn resigned from his position as Executive Vice President and General Counsel of the Company and as a member of the Company’s Board of Directors.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Settlement Agreement and General Release, dated October 29, 2012, among 4Kids Entertainment, Inc., 4Kids Entertainment Licensing, Inc. and Samuel R. Newborn

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

4KIDS ENTERTAINMENT, INC.

Date: November 2, 2012	By:	/s/ Bruce R. Foster
Bruce R. Foster
Interim Chief Executive Officer and Chief Financial Officer

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EXHIBIT INDEX

Exhibit Number	Description
10.1	Settlement Agreement and General Release, dated October 29, 2012, among 4Kids Entertainment, Inc., 4Kids Entertainment Licensing, Inc. and Samuel R. Newborn.